Exhibit 99.1

BTCS Strengthens Leadership, Appointing Former Big 4 Accountant as CFO

Silver Spring, MD – (Globe Newswire – December 1, 2021) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology focused company, today announced the appointment of Michael Prevoznik as Chief Financial Officer of the Company.

Prior to joining BTCS, Prevoznik worked for PricewaterhouseCoopers LLP for over nine years, specializing in investment company audits for leading asset managers in the financial services industry. Prevoznik is a Certified Public Accountant licensed in the state of Pennsylvania and received a B.S. in Business Administration as well as a Master of Accountancy from the Grossman School of Business at the University of Vermont.

“As a newly Nasdaq-listed company, we are excited to add Michael to our team as we move into a new phase of corporate development,” stated Charles Allen, Chief Executive Officer of BTCS. “We are operating from our strongest financial position ever, and are well positioned to capitalize on this strength as we continue to strategically grow our revenue generating blockchain infrastructure operations and execute our plan to rollout an integrated staking-as-a-service with our digital asset data analytics platform. Having the right team in place is critical to our ability to capitalize on the wealth of opportunities available right now, and Michael’s experience provides a strong value add in this new era of BTCS’s evolution.”

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystem, and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform, which it plans to integrate with its Data Analytics Dashboard, now in beta release. BTCS’s proprietary digital asset data analytics platform currently supports six exchanges and over 800 digital assets, and the Company plans to further broaden its suite of performance-tracking tools, add additional centralized and decentralized exchanges, as well as wallets, and stake pool monitoring. The Company’s digital asset treasury strategy, with a primary focus on disruptive non-security protocol layer assets, is a core component of its business model and supports BTCS’s expanding operations. For more information visit: www.btcs.com.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

Phone: (407) 491-4498

dave@redchip.com